ARTICLES OF AMENDMENT

                                       TO

                            ARTICLES OF INCORPORATION

                                       OF

                                    TAC, INC

                              (A Utah Corporation)

                                  File Number:

         TAC, Inc., a Utah Corporation ("TAC"), hereby certifies as follows:

ARTICLE FOUR of the Articles of Incorporation of TAC is hereby amended to read as follows:

                  "ARTICLE FOUR. The corporation shall have authority to issue an aggregate fifty million (50,000,000) shares of common stock with a par value of $0.001 per share.

                  The holders of shares of capital stock of the Corporation shall not be entitled to preemptive or preferential rights to subscribe to any unissued stock or any other securities which the Corporation may now or hereafter be authorized to issue.

                  The Corporation's capital stock may be issued and sold from time to time for such consideration as may be fixed by the Board of Directors, provided that the consideration so fixed is not less than par value.

         The amendment as effected hereby has been duly adopted in accordance with the provisions of the Revised Business Corporation Act on October 6, 1995. (Utah Code Ann.ss.16-10a-1003(2).)

         There is only one voting group of shareholders, the holders of common stock. A total of 2,550,000 shares were outstanding and entitled to vote as of October 6, 1995, with 2,550,000 entitled to be cast and with 2,550,000 votes indisputably represented. There were 2,550,000 votes cast for the amendment, and all 2,550,000 votes were undisputed votes cast for the amendment and they were sufficient for approval. Further, there is only one shareholder of TAC, the shareholder being another corporation, and the undersigned individual at this time is the President of both entities, TAC and the shareholder corporation, and can further attest to the correctness of these Articles of Amendment for TAC, a for-profit corporation, and that the proper approval has taken place without a meeting as permitted by Utah Statute 16-10a-704. The approval was unanimous, in that there is only one shareholder.

         The amendment was proposed by the Board of Directors and approved by the shareholders without a meeting. The Canton Industrial Corporation, as sole shareholder to all two million five hundred thousand (2,550,000) issued and outstanding shares, voted to approve this amendment by written  consent as permitted by the Revised  Business  Corporation
                                              ----------------------------------
Act. (Utah Code Ann. ss.16-10a-1003(2).)
---

Executed on behalf of TAC, Inc., on November 15, 1995







   /s/ Seteven A. Christensen as President
   -----------------------------------------         -
   Steven A. Christensen, President and Director

ACKNOWLEDGMENT
--------------

State of Utah                       )
                                    )     ss.
County of Salt Lake                 )

On this 15th day of November, 1995, before me Brandi Flinders, a notary public, personally appeared Steven A. Christensen, personally known to me to be the person whose name is subscribed to this instrument, and acknowledged that he executed the same on behalf of TAC, Incorporated.

S
E
A
L

                                                     /s/ Brandi Flinders
                                                     ---------------------------
                                                     Notary Public

                                                     June 7, 1999
                                                     ---------------------------
                                                     My Commission Expires

                                      -2-